Exhibit (2)(b)(1)

AMENDMENT DATED MARCH 10, 2016

TO THE AMENDED AND

RESTATED

BY-LAWS OF

JOHN HANCOCK INVESTORS

TRUST

DATED JANUARY 22, 2016

Section 4.4 of ARTICLE IV is hereby amended and replaced in its entirety by the following:

Section 4.4     Retirement Age. The retirement age for Trustees shall be determined from time to time by a resolution of the majority of the Trustees.